EXHIBIT 99.1




FOR IMMEDIATE RELEASE
---------------------                     Contact:
Tuesday, May 4, 2004                      Neal E. Murphy
                                          Senior Vice President and Chief
                                            Financial Officer
                                          International Specialty Products Inc.
                                          (973) 872-4200


                   INTERNATIONAL SPECIALTY HOLDINGS ANNOUNCES
                   ------------------------------------------
              RECORD FIRST QUARTER 2004 SALES AND OPERATING INCOME
              ----------------------------------------------------

         Wayne, NJ -- International Specialty Holdings Inc. (the "Company"), a wholly-owned subsidiary of International Specialty Products Inc. ("ISP"), reported today first quarter 2004 net income of $28.8 million compared with net income of $21.6 million in the first quarter of 2003. The improved results for the first quarter of 2004 were attributable to significantly higher operating income, partially offset by lower investment income. First quarter 2003 results included a $1.0 million after-tax charge for the cumulative effect of a change in accounting principle from the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations."

         Results for the first quarter of 2004 set Company records for quarterly net sales and operating income. Operating income for the first quarter of 2004 was $49.0 million compared with $34.7 million in the first quarter of 2003, which included a charge of $1.5 million for stock option payments related to ISP's going private transaction. Excluding such charge, operating income increased 35% to $49.0 million from $36.2 million in the first quarter of 2003 (see attached reconciliation of non-GAAP financial measures). The higher operating income includes improved results in the Company's Specialty Chemicals and Industrial Chemicals business segments, partially offset by lower results in the Mineral Products segment.

          On a comparable basis, excluding the aforementioned charge in last year's first quarter, operating income for the Specialty Chemicals segment improved 34% to $46.2 million compared with $34.4 million last year. The improved results were primarily attributable to the personal care, performance chemicals, pharmaceutical and beverage product lines, mainly due to higher unit volumes partially offset by higher manufacturing costs. Operating income in the first quarter of 2004 was also favorably impacted by the weaker U.S. dollar.

         The Industrial Chemicals segment recorded operating income of $0.3 million in the first quarter of 2004 compared with an operating loss of $2.7 million in last year's first quarter. The improved results were attributable to an improved product mix and manufacturing efficiencies.

           Operating income for the Mineral Products business segment was $2.4 million in the first quarter of 2004 compared with $4.0 million in last year's quarter. The decline from last year's first quarter was primarily due to higher operating expenses and lower pricing in connection with a long-term customer supply contract entered into in the second quarter of 2003.

         Record net sales for the first quarter of 2004 were $266.9 million compared with $232.6 million in the same period last year. The 15% increase in sales resulted primarily from higher unit volumes in all product lines of the Specialty Chemicals segment and in the Mineral Products segment, partially offset by lower volumes in Industrial Chemicals. The favorable impact of the weaker U.S. dollar, primarily in Europe, also benefited sales.

         Interest expense for the first quarter of 2004 was $19.8 million compared with $19.9 million in the first quarter of 2003. Investment income in the first quarter of 2004 was $16.3 million compared with $20.9 million in the same period last year. Other expense, net, for the quarter was $1.9 million compared with $1.4 million in the first quarter of 2003.


                                  -continued-

          At the end of the first quarter of 2004, the total debt for the Company was $898.3 million and cash and marketable securities were $382.8 million. The Company's wholly-owned operating subsidiary, ISP Chemco Inc., had total debt of $654.4 million and cash and cash equivalents of $44.1 million as of the end of the first quarter of 2004. Capital expenditures and acquisitions for the first quarter of 2004 were $40.3 million and depreciation and amortization expense was $15.9 million.

          During the first quarter of 2004, ISP Chemco Inc. completed three bolt-on acquisitions in Europe to further enhance our global specialty chemicals business. The acquisition of the assets and business of Red Carnation Gums Ltd., a UK manufacturer of emulsifiers, stabilizers and gelling systems, will strengthen our global food ingredients business. The purchase of the assets and business of Biochema Schwaben, a Germany-based manufacturer of preservatives and biocides for personal care and industrial applications, will expand our geographical footprint and product range. Finally, the acquisition of the assets and business of Hallcrest Limited, a UK-based producer of custom microencapsulations and liquid crystal technologies for the personal care, home care, oral care and food industries, will complement the ISP product line and expand our high-quality portfolio of ingredients.

          On April 20, 2004, ISP Chemco Inc. completed a refinancing of its $450 million senior secured credit agreement to extend the term, increase future flexibility and reduce the effective interest rate on borrowings. The credit facilities under the amended and restated credit agreement provide a seven year $250 million term loan facility due March 27, 2011 and a five year $200 million revolving credit facility which terminates on April 15, 2009.

                                  * * * * * *


                                  -continued-

         International Specialty Holdings Inc. is a leading multinational manufacturer of specialty chemicals and mineral products.


         This press release contains "forward looking statements" within the meaning of the federal securities laws with respect to the Company's financial results and future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the Company's filings with the U.S. Securities and Exchange Commission and are incorporated herein by reference.




                                  -continued-

                     INTERNATIONAL SPECIALTY HOLDINGS INC.
                      SALES AND EARNINGS DATA (UNAUDITED)
                                  (MILLIONS)


                                                        First Quarter
                                                   ----------------------
                                                      2004         2003
                                                   ---------     --------
Net sales......................................... $   266.9     $  232.6
Cost of products sold.............................    (168.8)      (152.6)
Selling, general and administrative...............     (49.0)       (43.7)
Other operating charges...........................         -         (1.5)
Amortization of intangible assets.................      (0.1)        (0.1)
                                                   ---------     --------
Operating income..................................      49.0         34.7
Interest expense..................................     (19.8)       (19.9)
Investment income.................................      16.3         20.9
Other expense, net................................      (1.9)        (1.4)
                                                   ---------     --------
Income before income taxes and cumulative effect
  of change in accounting principle...............      43.6         34.3
Income taxes......................................     (14.8)       (11.7)
                                                   ---------     --------
Income before cumulative effect of change in
   accounting principle...........................      28.8         22.6
Cumulative effect of change in accounting
    principle, net of income tax benefit
    of $0.6.......................................         -         (1.0)
                                                   ---------     --------
Net income........................................ $    28.8     $   21.6
                                                   =========     ========





                                  -CONTINUED-

                     INTERNATIONAL SPECIALTY HOLDINGS INC.
               SALES AND EARNINGS DATA (UNAUDITED) - (CONTINUED)
                                  (MILLIONS)



                                                             First Quarter
                                                        ----------------------
                                                           2004         2003
                                                        ---------    ---------
Supplemental Business Segment Information:

Net sales:
     Specialty Chemicals..............................  $   186.2    $   157.9
     Industrial Chemicals.............................       48.7         49.2
     Mineral Products.................................       32.0         25.5
                                                        ---------    ---------
Net sales.............................................  $   266.9    $   232.6
                                                        =========    =========
Operating income:
     Specialty Chemicals..............................  $    46.2    $    33.3
     Industrial Chemicals.............................        0.3         (2.7)
     Mineral Products.................................        2.4          4.0
                                                        ---------    ---------
     Total segment operating income...................       48.9         34.6
     Unallocated corporate office.....................        0.1          0.1
                                                        ---------    ---------
Operating income......................................  $    49.0    $    34.7
                                                        =========    =========

Depreciation and amortization of intangible assets....  $    15.9    $    15.0
Capital expenditures and acquisitions.................  $    40.3    $     9.7














                                  -continued-

                     INTERNATIONAL SPECIALTY HOLDINGS INC.
               SALES AND EARNINGS DATA (UNAUDITED) - (CONTINUED)
                                  (MILLIONS)



                                                              First Quarter
                                                          --------------------
                                                            2004         2003
                                                          --------    --------
  Reconciliation of non-GAAP financial measures (1):

  Operating income per GAAP.............................  $   49.0    $   34.7
  Non-GAAP adjustments:
     Add: Other operating charges(2)....................         -         1.5
                                                          --------    --------
  Operating income, as adjusted.........................  $   49.0    $   36.2
                                                          ========    ========

  Supplemental Business Segment Information:

  Operating income:
     Operating Income per GAAP-Specialty Chemicals......  $   46.2    $   33.3
     Non-GAAP adjustments...............................         -         1.1
                                                          --------    --------
     Operating Income-Specialty Chemicals as adjusted...  $   46.2    $   34.4
                                                          ========    ========

     Operating Income per GAAP-Industrial Chemicals.....  $    0.3    $   (2.7)
     Non-GAAP adjustments...............................         -         0.2
                                                          --------    --------
     Operating Income-Industrial Chemicals as adjusted..  $    0.3    $   (2.5)
                                                          ========    ========

     Operating Income per GAAP-Mineral Products.........  $    2.4    $    4.0
     Non-GAAP adjustments...............................         -         0.2
                                                          --------    --------
     Operating Income-Mineral Products as adjusted......  $    2.4    $    4.2
                                                          ========    ========

     Total segment operating income as adjusted.........  $   48.9    $   36.1
     Unallocated corporate office per GAAP..............       0.1         0.1
                                                          --------    --------
     Operating income, as adjusted......................  $   49.0    $   36.2
                                                          ========    ========

    (1) As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America. We use non-GAAP financial measures to eliminate the effect of certain other operating gains and charges on reported operating income. Management believes that these financial measures are useful to bondholders and financial institutions because such measures exclude transactions that are unusual due to their nature or infrequency and therefore allow bondholders and financial institutions to more readily compare the Company's performance from period to period. Management uses this information in monitoring and evaluating the Company's performance and the performance of individual business segments.

    (2) Non-GAAP adjustments in the first quarter of 2003 represent an other operating charge of $1.5 million for stock option payments related to ISP's going private transaction.